Exhibit 99.1

SmartStop Self Storage REIT, Inc.

Unaudited Pro Forma Consolidated Financial Information

On March 17, 2021, SmartStop Self Storage REIT, Inc. (“SmartStop”, the “Company”) acquired Strategic Storage Trust IV, Inc. (“SST IV”), a public, non-traded REIT, by way of a merger of SST IV with and into SST IV Merger Sub, LLC, the Company’s wholly-owned subsidiary (“Merger Sub”), with Merger Sub being the surviving entity (the “Merger”). The Merger was consummated pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) entered into between the Company, SST IV and Merger Sub on November 10, 2020. In connection with the closing of the Merger: (i) SST IV ceased to exist as a separate entity in accordance with the applicable provisions of the Maryland General Corporation Law and (ii) pursuant to the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of SST IV’s common stock was converted 2.1875 Class A Shares of SmartStop (the “Exchange Ratio”).

The SST IV Merger was consummated in accordance with the terms in the Merger Agreement and the Company acquired all of the real estate owned by SST IV, consisting of (i) 24 self storage facilities located in 9 states comprising approximately 18,000 self storage units and approximately 2.0 million net rentable square feet, and (ii) SST IV’s 50% equity interest in six unconsolidated real estate ventures located in the Greater Toronto Area of Ontario, Canada. The unconsolidated real estate ventures consisted of three operating self storage properties and three parcels of land being developed into self storage facilities, with subsidiaries of SmartCentres Real Estate Investment Trust, an unaffiliated third party (“SmartCentres”), owning the other 50% of such entities.

The SST IV Merger was a significant acquisition under Regulation S-X. SST IV’s audited consolidated financial statements for the years ended December 31, 2019 and 2018 were filed with the Securities and Exchange Commission (“SEC”) on Form 10-K and are incorporated by reference into this filing.

The following unaudited pro forma consolidated financial information of the Company as of and for the nine months ended September 30, 2020 has been derived from (1) the historical unaudited consolidated financial statements of the Company as filed in the Company’s Form 10-Q for the nine months ended September 30, 2020 and (2) the historical unaudited consolidated financial statements of SST IV for the nine months ended September 30, 2020, which were filed with the SEC on Form 10-Q on November 13, 2020 and are incorporated by reference into this filing.

The following unaudited pro forma consolidated financial information of the Company for the year ended December 31, 2019 has been derived from (1) the historical audited consolidated financial statements of the Company as filed in the Company’s Form 10-K for the year ended December 31, 2019, filed with the SEC on March 27, 2020, and (2) the historical audited consolidated financial statements of SST IV as filed in SST IV’s Form 10-K for the year ended December 31, 2019, which was filed with the SEC on March 20, 2020 and is incorporated by reference into this filing.

The unaudited pro forma consolidated balance sheet as of September 30, 2020 reflects transaction accounting adjustments to the Company’s unaudited historical financial information to give effect to the acquisition of SST IV and certain contemporaneous debt financings, as if they had occurred on September 30, 2020.

The unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019 reflect transaction accounting adjustments to the Company’s historical financial information to give effect to the acquisition of SST IV as well as SST IV’s 2019 and 2020 acquisitions, as applicable, as if they had occurred on January 1, 2019.

The unaudited pro forma adjustments are based on available information. The unaudited pro forma consolidated financial information is not necessarily indicative of what the Company’s actual financial position or results of operations for the period would have been as of the date and for the periods indicated, nor does it purport to represent the Company’s future financial position or results of operations. The unaudited pro forma consolidated financial information should be read, together with the notes thereto, in conjunction with the more detailed information contained in the historical consolidated financial statements referenced in this filing.

The following table reconciles the total consideration related to the SST IV Merger as of the merger date:

Fair value of consideration transferred:
Common stock issued	$231,412,470
Cash(1)	54,250,000
Other	365,703
Total consideration transferred	$286,028,173

(1)

The approximately $54.3 million in cash was primarily used to pay off approximately $54.0 million of SST IV debt that we did not assume in the Merger, as well as approximately $0.3 million in transaction costs.

The following table sets forth the relative fair values of the assets acquired and liabilities assumed pursuant to the SST IV Merger:

Assets Acquired:
Land	$54,385,560
Buildings	257,618,228
Site improvements	12,340,848
Construction in process	1,467,090
Intangible assets	20,052,449
Investments in real estate joint ventures	17,495,254
Cash and cash equivalents, and restricted cash	7,763,490
Other assets	4,145,394
Total assets acquired	$375,268,313
Liabilities assumed:
Debt(1)	$81,165,978
Accounts payable and other liabilities	8,074,162
Total liabilities assumed	$89,240,140
Total net assets acquired	$286,028,173

(1)	Debt assumed includes approximately $40.5 million of debt on the KeyBank SST IV CMBS Loan, a $0.1 million fair market value discount on such debt, and the approximately $40.8 million SST IV TCF Loan.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2020

	SmartStop Self Storage REIT, Inc.	Strategic Storage Trust IV, Inc.	Transaction Accounting Pro Forma Adjustments	Notes	Pro Forma SmartStop Self Storage REIT, Inc.
ASSETS	{a}	{b}
Real estate facilities:
Land	$332,142,096	$57,745,927	$(3,360,367)	{c}	$386,527,656
Buildings	795,686,781	227,111,853	30,506,375	{c}	1,053,305,009
Site improvements	63,208,443	12,384,628	(43,780)	{c}	75,549,291
	1,191,037,320	297,242,408	27,102,228		1,515,381,956
Accumulated depreciation	(106,556,223)	(12,507,445)	12,507,445	{c}	(106,556,223)
	1,084,481,097	284,734,963	39,609,673		1,408,825,733
Construction in process	1,591,793	812,379	654,711	{c}	3,058,883
Real estate facilities, net	1,086,072,890	285,547,342	40,264,384		1,411,884,616
Cash and cash equivalents	36,747,083	10,213,897	(28,121,134)	{e}	18,839,846
Restricted cash	9,787,127	566,229	(3,394,092)	{f}	6,959,264
Investments in and advances to Managed REITs	8,178,896	—	(1,702,699)	{g}	6,476,197
Investments in unconsolidated joint ventures	—	7,880,895	8,438,702	{h}	16,319,597
Other assets, net	5,870,035	3,990,002	155,392		10,015,429
Debt issuance costs, net	—	861,590	1,639,584	{i}	2,501,174
Intangible assets, net of accumulated amortization	13,237,876	1,147,598	10,737,205	{d}	25,122,679
Trademarks	16,229,412	—	—		16,229,412
Goodwill	53,643,331	—	—		53,643,331
Total assets	$1,229,766,650	$310,207,553	$28,017,342		$1,567,991,545
LIABILITIES AND EQUITY
Debt, net	$712,789,410	$126,082,450	$(15,497,731)	{i}	$823,374,129
Accounts payable and accrued liabilities	23,656,005	4,264,691	1,611,295	{j}	29,531,991
Due to affiliates	818,665	1,815,103	(659,215)	{j}	1,974,553
Distributions payable	6,017,893	1,265,531	(1,265,531)	{j}	6,017,893
Contingent earnout	26,000,000	—	—		26,000,000
Deferred tax liabilities	3,310,241	—	(1,243,671)	{k}	2,066,570
Total liabilities	772,592,214	133,427,775	(17,054,853)		888,965,136
Commitments and contingencies
Redeemable common stock	54,116,173	11,084,494	(11,084,494)	{l}	54,116,173
Preferred Stock, $0.001 par value; 200,000,000 shares authorized:
Series A Convertible Preferred Stock, $0.001 par value; 200,000 shares authorized; 150,000 shares issued and outstanding at September 30, 2020, with aggregate liquidation preferences of $152,472,054	146,379,708	—	—		146,379,708
Equity:
SmartStop Self Storage REIT, Inc. equity:
Class A common stock, $0.001 par value	52,454	5,431	17,707	{l}	75,592
Class T common stock, $0.001 par value	7,853	4,018	(4,018)	{l}	7,853
Class W Common stock	—	1,102	(1,102)	{l}	—
Additional paid-in capital	492,156,465	219,192,569	12,196,763	{l}	723,545,797
Distributions	(155,013,319)	(28,363,989)	28,363,989	{l}	(155,013,319)
Accumulated deficit	(136,914,972)	(24,869,978)	15,320,381	{m}	(146,464,569)
Accumulated other comprehensive loss	(4,902,696)	(375,578)	375,578	{l}	(4,902,696)
Total SmartStop Self Storage REIT, Inc. equity	195,385,785	165,593,575	56,269,298		417,248,658
Noncontrolling interests in our Operating Partnership	61,270,970	101,709	(101,709)	{n}	61,270,970
Other noncontrolling interests	21,800	—	(10,900)	{o}	10,900
Total noncontrolling interests	61,292,770	101,709	(112,609)		61,281,870
Total equity	256,678,555	165,695,284	56,156,689		478,530,528
Total liabilities and equity	$1,229,766,650	$310,207,553	$28,017,342		$1,567,991,545

See accompanying notes to the unaudited pro forma consolidated financial statements.

SmartStop Self Storage REIT, Inc.

Notes to Unaudited Pro Forma Consolidated Balance Sheet

as of September 30, 2020

The unaudited pro forma transaction accounting adjustments are based on available information and certain estimates and assumptions that the Company believes are reasonably and factually supportable. The unaudited pro forma consolidated financial information is not necessarily indicative of what the Company’s actual financial position or results of operations for the period would have been as of the date and for the periods indicated, nor does it purport to represent the Company’s future financial position or results of operations. The unaudited pro forma consolidated financial information should be read, together with the notes thereto, in conjunction with the more detailed information contained in the historical consolidated financial statements and incorporated by reference in this filing.

{a}    Reflects the historical unaudited consolidated balance sheet of the Company as of September 30, 2020, which is included in the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”) on November 13, 2020.

{b}    Reflects the historical unaudited consolidated balance sheet of SST IV as of September 30, 2020, which is included in SST IV’s Quarterly Report on Form 10-Q, filed with the SEC on November 13, 2020.

{c}    The Company allocated the cost of tangible assets acquired in the SST IV Merger based on their relative fair values. The following table summarizes the purchase price allocations for the identified tangible real estate assets acquired in the SST IV Merger.

Land	Building	Site improvements	Construction in Process	Total
$54,385,560	$257,618,228	$12,340,848	$1,467,090	$325,811,726

{d}    Represents estimated fair values of the in-place lease intangibles acquired in the SST IV Merger (approximately $20.1 million), net of the elimination of the intangible assets related to SST IV property management and asset management agreements, previously carried on the Company’s balance sheet as of September 30, 2020 (approximately $8.2 million).

{e}    Represents the impact to cash from the payoff of approximately $46.1 million of SST IV debt upon completion of the SST IV Merger, payment of certain merger and debt extinguishment costs, as well as the impact of the new credit facility financing completed in conjunction with the SST IV Merger.

On October 26, 2020, SmartStop issued an additional 50,000 shares of Series A Preferred Stock to Extra Space Storage LP (“Extra Space”) for approximately $50 million of proceeds pursuant to existing agreements with Extra Space, which is not reflected in the unaudited pro forma consolidated balance sheet as of September 30, 2020.

{f}    Represents the reduction in reserve requirements resulting from the pay-off of the loans noted below. The new Credit Facility (defined below) does not have similar escrow reserves.

{g}    Represents the investment in and net receivable from SST IV that were eliminated upon the consolidation of SST IV into SmartStop resulting from the SST IV Merger, as well as the write-off of the carrying value of approximately $1.2 million related to the special limited partnership interest in SST IV’s operating partnership previously held by SmartStop, which per the terms of the SST IV Merger, terminated without consideration.

{h}    Represents the relative fair values of the interests in unconsolidated real estate ventures acquired in the SST IV Merger converted to USD using the foreign exchange rates in effect as of September 30, 2020.

{i}    The change in debt issuance costs, net relates to the write-off of debt issuance costs of approximately $900,000 related to the SST IV Revolving Credit Facility which was repaid at the closing of the SST IV Merger, and the capitalization of approximately $2.5 million of debt issuance costs related to the revolver portion of the new Credit Facility.

The change in Debt, net represents a decrease in debt as a result of the repayment of approximately $46.1 million of existing SST IV debt that was repaid with cash upon the closing of the SST IV Merger. Additionally, reflected herein is the net change of debt issuance costs on our term loans, and a fair market value discount recorded of approximately $116,000 related to SST IV’s existing CMBS loan.

Below is a summary of the pro forma debt adjustments as a result of the SST IV Merger:

Pro forma debt adjustments
Additions to debt, net:
New debt issued:
Credit Facility Term Loan - USD	$150,000,000
Credit Facility Term Loan - CAD(1)	93,300,540
Credit Facility Revolver - USD	199,000,000
Credit Facility Revolver - CAD(1)	1,870,500
Total new debt issued	$444,171,040
SST IV debt assumed
SST IV CMBS Loan	$40,500,000
SST IV CMBS Loan Fair Market Value discount	(116,277)
SST IV TCF Loan	40,782,255
Total debt assumed	$81,165,978
Net change in debt issuance costs	605,785
Total Additions to Debt	$525,942,803

Reductions to debt, net:
SmartStop debt paid off:
Canadian CitiBank Loan(1)	83,274,660
CMBS SASB Loan	235,000,000
Secured Loan	85,512,000
Stoney Creek Loan(1)	5,446,364
Torbarrie Loan(1)	6,125,060
Total SmartStop debt paid off	$415,358,084
SST IV 9/30 debt balance	126,082,450
Total reduction to debt, net	$541,440,534

Pro Forma debt adjustment	$(15,497,731)

(1) The amounts shown above are in USD based on the foreign exchange rate in effect as of September 30, 2020.

In conjunction with the SST IV Merger, the Company, through SmartStop OP, L.P. (the “Operating Partnership”) and its wholly owned subsidiaries, entered into or assumed the debt described below.

Credit Facility

On March 17, 2021, the Company, through the Operating Partnership (the “Borrower”), entered into a credit facility with KeyBank, National Association, as administrative agent, KeyBanc Capital Markets, LLC, Wells Fargo Securities, Citibank, N.A., and BMO Capital Markets, as joint book runners and joint lead arrangers, and certain other lenders party thereto (the “Credit Facility”).

The initial aggregate amount of the Credit Facility is $500 million, which consists of a $250 million revolving credit facility (the “Credit Facility Revolver”) and a $250 million term loan (the “Credit Facility Term Loan”). The Borrower has the right to increase the amount available under the Credit Facility by an additional $350 million, for a total aggregate amount of $850 million, subject to certain conditions. The Credit Facility also includes sublimits of (a) up to $25 million for letters of credit and (b) up to $25 million for swingline loans; each of these sublimits are part of, and not in addition to, the amounts available under the Credit Facility Revolver. Borrowings under the Credit Facility may be in either U.S. dollars (each, a “US Borrowing”) or Canadian dollars (each, a “CAD Borrowing”). Upon the closing of the Credit Facility, the Borrower immediately made the following drawdowns: (i) under the Credit Facility Revolver (A) $199 million in US Borrowings and (B) CAD$2.5 million in CAD Borrowings (approximately $2 million equivalent in U.S. dollars), and (ii) under the Credit Facility Term Loan (A)

$150 million in US Borrowings and (B) CAD$124.7 million in CAD Borrowings (approximately $100 million equivalent in U.S. dollars), for an aggregate amount of approximately $451 million. The Company used the proceeds primarily to pay off certain existing indebtedness as well as indebtedness of SST IV.

The maturity date of the Credit Facility Revolver is March 17, 2024, subject to a one-year extension option. The maturity date of the Credit Facility Term Loan is March 17, 2026, which cannot be extended. The Credit Facility may be prepaid or terminated at any time without penalty; provided, however, that the lenders shall be indemnified for certain breakage costs.

Amounts borrowed under the Credit Facility Revolver and Credit Facility Term Loan bear interest based on both the type of borrowing (either ABR Loans or Eurodollar Loans, each as defined in the Credit Facility), as well as the currency of the borrowing. ABR Loans bear interest at the lesser of (x) the alternate base rate plus the applicable rate, or (y) the maximum rate. Eurodollar Loans bear interest at the lesser of (a) the adjusted LIBO rate or CDOR rate (depending on whether the loan is a US Borrowing or a CAD Borrowing, respectively) for the interest period in effect plus the applicable rate, or (b) the maximum rate. The corresponding applicable rate varies depending on the type of borrowing and our consolidated leverage ratio. Initial advances under the Credit Facility Term Loan bear interest at 195 basis points over 30-day LIBOR or 30-day CDOR, while initial advances under the Credit Facility Revolver bear interest at 200 basis points over 30-day LIBOR or 30-day CDOR. The Credit Facility is also subject to an annual unused fee based upon the average amount of the unused portion of the Credit Facility Revolver, which varies from 15 bps to 25 bps, depending on the size of the unused amount, as well as whether a Security Interest Termination Event (defined below) has occurred.

The Credit Facility is fully recourse, jointly and severally, to the Company, the Operating Partnership, and certain of the Company’s subsidiaries (the “Subsidiary Guarantors”). In connection with this, the Company, the Operating Partnership, and the Subsidiary Guarantors executed guarantees in favor of the lenders. The Credit Facility is also cross-defaulted to (i) any recourse debt of the Company, the Operating Partnership, or the Subsidiary Guarantors and (ii) any non-recourse debt of the Company, the Operating Partnership, or the Subsidiary Guarantors of at least $75 million.

The Credit Facility is initially secured by a pledge of equity interests in the Subsidiary Guarantors. However, upon the achievement of certain security interest termination conditions, the pledges shall be released and the Credit Facility shall become unsecured (the “Security Interest Termination Event”). The Security Interest Termination Event occurs at the Borrower’s election, once the Borrower satisfies the following security interest termination conditions: (i) a fixed charge coverage ratio of no less than 1.50:1.00; (ii) an unsecured interest coverage ratio of not less than 2.00:1.00; (iii) a consolidated capitalization rate leverage ratio of not greater than 60%; and (iv) a secured debt ratio of no greater than 40%. Following the occurrence of the Security Interest Termination Event, certain terms and conditions of the Credit Facility are modified, including, but not limited to: (i) in certain circumstances, a reduction in the applicable interest rate under the Credit Facility, (ii) the modification or addition of certain financial covenants, (iii) the addition of a floor of at least $25 million for any cross-defaulted recourse debt of the Company, the Operating Partnership, or any Subsidiary Guarantor, and (iv) in certain circumstances, a reduction in the annual unused fee for the Credit Facility Revolver.

The Credit Facility contains certain customary representations and warranties, affirmative, negative and financial covenants, borrowing conditions, and events of default. In particular, the financial covenants imposed include: a maximum leverage ratio, a minimum fixed charge coverage ratio, a minimum tangible net worth, certain limits on both secured debt and secured recourse debt, certain payout ratios of dividends paid to core funds from operations, limits on unhedged variable rate debt, and minimum liquidity. If an event of default occurs and continues, the Borrower is subject to certain actions by the administrative agent, including, without limitation, the acceleration of repayment of all amounts outstanding under the Credit Facility.

SST IV CMBS Loan

On March 17, 2021, in connection with the SST IV Merger, the Company assumed a $40.5 million CMBS financing with KeyBank as lender pursuant to a mortgage loan (the “SST IV CMBS Loan”). The SST IV CMBS Loan is secured by a first mortgage or deed of trust on each of seven properties owned by the Company (Jensen Beach, Texas City, Riverside, Las Vegas IV, Puyallup, Las Vegas V, and Plant City). The separate assets of these encumbered properties are not available to pay the Company’s other debt. The loan has a maturity date of February 1, 2030. Monthly payments due under the loan agreement (the “SST IV CMBS Loan Agreement”) are interest-only, with the full principal amount becoming due and payable on the maturity date.

The amounts outstanding under the SST IV CMBS Loan bear interest at an annual fixed rate equal to 3.56%. Commencing two years after securitization, the SST IV CMBS Loan may be defeased in whole, but not in part, subject to certain conditions as set forth in the SST IV CMBS Loan Agreement.

The loan documents for the SST IV CMBS Loan contain: customary affirmative and negative covenants; agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. In addition, and pursuant to the terms of the limited recourse guaranty in favor of KeyBank, the Company serves as a non-recourse guarantor with respect to the SST IV CMBS Loan. The Company is in compliance with all such covenants.

SST IV TCF Loan

On March 17, 2021, in connection with the SST IV Merger, the Company assumed a term loan with TCF National Bank, a national banking association (“TCF”), as lead arranger and administrative agent for up to $40.7 million (the “SST IV TCF Loan”). The SST IV TCF Loan is secured by a first mortgage on each of the Ocoee Property, the Ardrey Kell Property, the Surprise Property, the Escondido Property, and the Punta Gorda Property (the “SST IV TCF Properties”).

The interest rate on the SST IV TCF Loan is equal to the greater of (i) 3.75% per annum or (ii) an adjustable annual rate equal to LIBOR plus 3.00%. Upon achievement of certain financial conditions, the interest rate will be equal to the greater of (i) 3.50% per annum or (ii) an adjustable annual rate equal to LIBOR plus 2.50%. In connection with the SST IV Merger, the Company also assumed an interest rate cap with a notional amount of $30.5 million, such that in no event will LIBOR exceed 0.75% thereon through May 2022.

The SST IV TCF Loan matures on March 30, 2023, with two one-year extension options subject to certain conditions outlined further in the SST IV TCF Loan documents. During the initial term, monthly payments are interest only; during any extension periods, monthly payments are principal and interest.

The SST IV TCF loan agreement also contains a debt service coverage ratio covenant applicable to the borrowers whereby, commencing on March 31, 2022, the SST IV TCF Properties must have a debt service coverage ratio of not less than 1.20 to 1.00. The SST IV TCF loan agreement also contains: customary affirmative, negative and financial covenants; agreements; representations; warranties and borrowing conditions; and events of default all as set forth in such loan agreement.

The Company serves as a limited recourse guarantor with respect to the SST IV TCF Loan during the initial term. The Company’s obligations as guarantor may decrease based on the debt service coverage ratio on the SST IV TCF Properties.

{j}    This transaction accounting pro forma adjustment represents SST IV liabilities that were either assumed in connection with the SST IV Merger, or were eliminated in consolidation upon the SST IV Merger.

{k}    This represents the change in the deferred tax liability related to the write off of the contract intangible assets from the SST IV property management and asset management agreements previously recorded on the Company’s balance sheet as of September 30, 2020.

{l}    This represents the impact of issuing SmartStop common stock to SST IV stockholders in exchange for their common stock as consideration for the SST IV Merger; which results in the elimination of SST IV’s redeemable common stock and other SST IV equity balances.

Per the terms set forth in the SST IV Merger Agreement, each share of SST IV common stock outstanding, excluding shares held by SmartStop, which at the time of the SST IV Merger was approximately 10,577,161 shares, was automatically converted into 2.1875 shares of SmartStop’s Class A common stock (the “SST IV Merger Consideration”). Immediately prior to the closing of the SST IV Merger, all shares of SST IV common stock that were subject to vesting and other restrictions also became fully vested.

{m}    Reflects the elimination of SST IV’s accumulated deficit as of September 30, 2020, net of the Company’s net loss on extinguishment of debt, write-off of the SST IV special limited partnership interest, which per the terms of the SST IV Merger, terminated without consideration, and net of the write-off of the intangible assets, net of the change in related deferred tax liabilities, related to the SST IV advisory agreement and property management contracts.

{n}    Reflects the elimination of the non-controlling interest in SST IV’s operating partnership in the SST IV Merger. As SmartStop was the holder of SST IV’s non-controlling interest, such interest was eliminated upon consolidation.

{o}    Reflects the elimination of the non-controlling interests in tenant program joint ventures previously held by SST IV, that became wholly owned by SmartStop upon the completion of the SST IV Merger.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020

	SmartStop Self Storage REIT, Inc.	Strategic Storage Trust IV, Inc.	Transaction Accounting Pro Forma Adjustments	Notes	Pro Forma SmartStop Self Storage REIT, Inc.
Revenues:	{a}	{b}
Self storage rental revenue	$77,221,013	$16,538,477	$498,028	{c}	$94,257,518
Ancillary operating revenue	3,768,213	163,663	610,635	{d}	4,542,511
Managed REIT Platform revenue	5,687,701	—	(4,066,919)	{e}	1,620,782
Reimbursable costs from Managed REITs	4,453,863	—	(4,061,675)	{f}	392,188
Total revenues	91,130,790	16,702,140	(7,019,931)		100,812,999
Operating expenses:
Property operating expenses	28,686,843	6,858,532	688,057	{h}	36,233,432
Property operating expenses – affiliates	—	3,390,798	(3,390,798)	{i}	—
Managed REIT Platform expense	2,512,103	—	(2,286,378)	{j}	225,725
Reimbursable costs from Managed REITs	4,453,863	—	(4,061,675)	{f}	392,188
General and administrative	11,829,732	2,502,863	—	{g}	14,332,595
Depreciation	23,562,701	5,899,252	546,702	{k}	30,008,655
Intangible amortization expense	8,475,682	2,746,401	3,937,749	{k}	15,159,832
Acquisition expenses—affiliates	—	342,192	—		342,192
Other property acquisition expenses	593,903	50,012	—		643,915
Contingent earnout adjustment	(5,100,000)	—	—		(5,100,000)
Impairment of goodwill and intangible assets	36,465,732	—	—		36,465,732
Impairment of investments in Managed REITs	4,376,879	—	—		4,376,879
Total operating expenses	115,857,438	21,790,050	(4,566,343)		133,081,145
Operating income (loss)	(24,726,648)	(5,087,910)	(2,453,588)		(32,268,146)
Other income (expense):
Interest expense	(24,717,208)	(3,139,590)	4,184,336	{m}	(23,672,462)
Interest expense—accretion of fair market value of secured debt	98,337	—	(9,158)	{l}	89,179
Interest expense—debt issuance costs	(2,832,240)	(1,055,455)	2,490,199	{n}	(1,397,496)
Equity in earnings (loss) of unconsolidated entities	—	(168,689)	—		(168,689)
Other	2,914,840	69,889	—		2,984,729
Net loss	(49,262,919)	(9,381,755)	4,211,789		(54,432,885)
Net loss attributable to the noncontrolling interests in our Operating Partnership	6,550,455	8,048	(973,656)	{o}	5,584,847
Less: Distributions to preferred stockholders	(7,112,022)	—	—		(7,112,022)
Net loss attributable to SmartStop Self Storage REIT, Inc. common stockholders	$(49,824,486)	$(9,373,707)	$3,238,133		$(55,960,060)
Net loss per Class A share – basic and diluted	$(0.84)				$(0.68)
Net loss per Class T share – basic and diluted	$(0.84)				$(0.68)
Weighted average Class A shares outstanding – basic and diluted	51,654,459		23,137,540	{p}	74,791,999
Weighted average Class T shares outstanding – basic and diluted	7,776,909		—		7,776,909

See accompanying notes to the unaudited pro forma consolidated financial statements.

SmartStop Self Storage REIT, Inc.

Notes to Unaudited Pro Forma Consolidated Statement of Operations

For the Nine Months Ended September 30, 2020

{a}    Reflects the unaudited results of operations of the Company for the nine months ended September 30, 2020, which are included in the Company’s Quarterly Report on Form 10-Q, filed with SEC on November 13, 2020.

{b}    Reflects the unaudited results of operations of SST IV for the nine months ended September 30, 2020, which are included in SST IV’s Quarterly Report on Form 10-Q, filed with the SEC on November 13, 2020.

{c}    Represents the incremental self storage revenues had all SST IV properties owned as of September 30, 2020 been acquired at the latter of January 1, 2019 or the date certificate of occupancy was issued by local jurisdictions to development properties, which is the first day of operations for such properties.

{d}    Pursuant to the management contracts and tenant program joint ventures, the revenue earned from the tenant protection plans at the SST IV properties was previously recorded in Managed REIT Platform revenue in the Company’s consolidated statement of operations, but upon the closing of the SST IV Merger is now classified as ancillary operating revenue, as the properties at which the revenue is being generated are reflected as wholly owned properties of the Company as of January 1, 2019.

{e}    Represents the tenant program joint ventures revenue described in {d} above, as well as property management and advisory fee income earned pursuant to SmartStop’s previously existing management contracts with SST IV that would not have been earned by the Company had the SST IV Merger occurred January 1, 2019, as the SST IV properties would have been wholly owned by SmartStop and such agreements would have been terminated.

{f}    Represents reimbursable costs paid on behalf of SST IV to the Company pursuant to the SST IV property management and advisory agreements that the Company would not have been reimbursed for had the SST IV Merger occurred January 1, 2019.

{g}    The Company has not reflected in these pro forma adjustments any reduction to general and administrative expenses related to SST IV. The Company expects reductions in general and administrative expenses relative to these pro forma financial statements, as upon the closing of the SST IV Merger certain costs related to maintaining the SST IV board of directors and other public company costs associated with the operation of SST IV were eliminated.

{h}    Represents adjustments to property operating expenses to include the estimated change in the cost of property taxes as compared to the respective properties’ historical amounts under SST IV as a result of expected changes in the properties’ assessed values. Also included in this adjustment are certain costs that have been reclassified into property operating expenses and out of Managed REIT Platform expense, as the expenses relate to the management of the SST IV properties, which the Company is responsible for as the third party property manager. However, had the SST IV Merger occurred January 1, 2019, these costs would be included in property operating expenses.

{i}    Reflects the elimination of property management and asset management fees incurred by SST IV from its property management and advisory agreements with the Company had the SST IV Merger occurred January 1, 2019.

{j}    Represents costs which were incurred by the Company associated with the management or sponsorship of SST IV. Certain of these costs have been reclassified into property operating expenses, as the expenses relate to the management of the SST IV properties, which the Company was responsible for as the third party property manager; however, had the SST IV Merger occurred January 1, 2019, these costs would be included in property operating expenses. The costs incurred and expensed by the Company related to being the sponsor of SST IV and its public offering on a combined company basis would have been capitalized as an offering cost as a reduction to additional paid in capital, had the SST IV Merger occurred January 1, 2019.

{k}    Reflects the additional depreciation and amortization expense for the nine months ended September 30, 2020 to reflect the increased basis of real estate related assets related to the SST IV Merger, based on the purchase price allocations. Depreciation expense on the purchase price allocated to building is recognized using the straight-line method over a 35 year life and the depreciation for the site improvements is recognized using the straight-line method over a 10-year life. Amortization expense on the purchase price allocated to intangible assets is recognized using the straight-line method over its estimated benefit period.

{l}    Represents the amortization of the fair market value discount on a fixed rate SST IV loan assumed by the Company in the SST IV Merger amortized over the remaining term of the loan.

{m}    Adjustments reflect the change in interest expense based on the Company’s new financing structure as a result of the SST IV Merger:

Loan	Weighted Average Outstanding Balance	Interest Rate(1)	Interest Expense for the nine months ended September 30, 2020
KeyBank CMBS Loan	$95,000,000	3.89%	$2,771,625
KeyBank Florida CMBS Loan	52,000,000	4.65%	1,813,500
Midland North Carolina CMBS Loan	46,791,371	5.31%	1,863,466
CMBS Loan	104,000,000	5.00%	3,900,000
SST IV CMBS Loan	40,500,000	3.56%	1,081,350
SST IV TCF Loan	40,782,255	3.75%	1,147,001
Credit Facility Term Loan - USD	150,000,000	2.65%	2,985,218
Credit Facility Term Loan - CAD(2)	92,178,240	3.05%	2,106,158
Credit Facility Revolver - USD	199,000,000	2.70%	4,035,014
Credit Facility Revolver - CAD(2)	1,848,000	3.10%	42,918
Ladera Office Loan	4,146,692	4.29%	133,420
Impact from interest rate derivatives on interest expense			1,792,792
Total	$826,246,559		$23,672,462

(1) The interest rate used in calculating interest expense on our variable rate debt is based on the average rates and indices in effect for the nine months ended September 30, 2020.

(2) The amounts shown above are in USD based on the average foreign exchange rate in effect for the period presented.

A 1/8% increase or decrease in interest rates would result in a change in interest expense of approximately $160,000 for the nine months ended September 30, 2020.

{n}    Represents the net decrease in the amortization of debt issuance costs from the SST IV and SmartStop loans paid off, issued, or assumed, as noted above, in the SST IV Merger.

{o}    The net loss attributable to the noncontrolling interests in the Operating Partnership were adjusted based on the additional pro forma losses and additional common stock outstanding resulting from the SST IV Merger.

{p}    This represents the additional common shares of SmartStop issued as consideration in exchange for SST IV’s outstanding common stock, as if these shares were outstanding for the entire nine months ended September 30, 2020.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

	SmartStop Self Storage REIT, Inc.	Strategic Storage Growth Trust, Inc.	Pro Forma Adjustments for SSGT Merger	Pro Forma SmartStop Self Storage REIT, Inc. Pre SST IV	Strategic Storage Trust IV, Inc.	Transaction Accounting Pro Forma Adjustments for SST IV	Notes	Pro Forma SmartStop Self Storage REIT, Inc.
Revenues:	{a}	{b}	{b}		{c}
Self storage rental revenue	$99,494,560	$1,371,794	$—	$100,866,354	$17,116,839	$3,240,583	{d}	$121,223,776
Ancillary operating revenue	3,706,700	43,665	—	3,750,365	131,502	254,148	{e}	4,136,015
Managed REIT Platform revenue	3,068,306	—	—	3,068,306	—	(2,241,361)	{f}	826,945
Reimbursable costs from Managed REITs	3,258,983	—	—	3,258,983	—	(2,688,715)	{g}	570,268
Total revenues	109,528,549	1,415,459	—	110,944,008	17,248,341	(1,435,345)		126,757,004
Operating expenses:
Property operating expenses	35,723,111	599,532	98,513	36,421,156	5,887,316	1,720,369	{i}	44,028,841
Property operating expenses – affiliates	6,605,670	177,343	50,347	6,833,360	3,042,112	(1,904,600)	{j}	7,970,872
Managed REIT Platform expense	2,739,556	—	—	2,739,556	—	(1,816,554)	{k}	923,002
Reimbursable costs from Managed REITs	3,258,983	—	—	3,258,983	—	(2,688,715)	{g}	570,268
General and administrative	10,461,453	224,084	—	10,685,537	2,355,426	-	{h}	13,040,963
Depreciation	29,605,278	445,586	91,188	30,142,052	5,099,425	3,495,181	{l}	38,736,658
Intangible amortization expense	11,493,394	46,206	499,300	12,038,900	5,165,506	8,202,793	{l}	25,407,199
Contingent earnout expense	200,000	—	—	200,000	—	—		200,000
Self administration transaction expenses	1,572,238	—	—	1,572,238	—	—		1,572,238
Acquisition expenses – affiliates	84,061	10,271	—	94,332	652,167	—		746,499
Other property acquisition expenses	141,489	—	—	141,489	457,946	—		599,435
Total operating expenses	101,885,233	1,503,022	739,348	104,127,603	22,659,898	7,008,474		133,795,975
Gain on sale of real estate	3,944,696	—		3,944,696	—	—		3,944,696
Write-off of equity interest and preexisting relationships in SST IV upon consolidation	—	—	—	—	—	(9,390,768)	{m}	(9,390,768)
Operating income (loss)	11,588,012	(87,563)	(739,348)	10,761,101	(5,411,557)	(17,834,587)		(12,485,043)
Other income (expense):
Interest expense	(37,563,247)	(62,771)	(1,245,359)	(38,871,377)	(2,867,178)	8,760,181	{n}	(32,978,374)
Interest expense—accretion of fair market value of secured debt	131,611	—	—	131,611	—	(12,211)	{o}	119,400
Interest expense—debt issuance costs	(3,996,676)	(50,841)	(111,181)	(4,158,698)	(1,264,178)	3,559,549	{p}	(1,863,327)
Net loss on extinguishment of debt	(2,647,633)	—	1,487,867	(1,159,766)	—	(1,285,022)	{q}	(2,444,788)
Gain resulting from acquisition of unconsolidated affiliates	8,017,353	—	—	8,017,353	—	—		8,017,353
Other	(624,958)	15,177	—	(609,781)	(25,815)	2,285,959	{r}	1,650,363
Net loss	(25,095,538)	(185,998)	(608,021)	(25,889,557)	(9,568,728)	(4,526,131)		(39,984,416)
Net loss attributable to the noncontrolling interests in our Operating Partnership	2,010,959	140	—	2,011,099	11,497	63,275	{s}	2,085,871
Less: Distributions to preferred stockholders	(1,665,754)	—	—	(1,665,754)	—	—		(1,665,754)
Net loss attributable to SmartStop Self Storage REIT, Inc. common stockholders	$(24,750,333)	$(185,858)	$(608,021)	$(25,544,212)	$(9,557,231)	$(4,462,856)		$(39,564,299)
Net loss per Class A share – basic and diluted	$(0.42)							$(0.49)
Net loss per Class T share – basic and diluted	$(0.42)							$(0.49)
Weighted average Class A shares outstanding – basic and diluted	50,734,472					23,137,540	{t}	73,872,012
Weighted average Class T shares outstanding – basic and diluted	7,607,654					—		7,607,654

See accompanying notes to the unaudited pro forma consolidated financial statements.

SmartStop Self Storage REIT, Inc.

Notes to Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2019

{a}        Reflects the audited results of operations of the Company for the year ended December 31, 2019, which are included in the Company’s Annual Report on Form 10-K, filed with the SEC on March 27, 2020.

{b}        Reflects the results of 23 days of operations of Strategic Storage Growth Trust, Inc. (“SSGT”) prior to merging with the Company on January 24, 2019 as well as pro forma adjustments to present consolidated financials as if the merger with SSGT was completed on January 1, 2019.

{c}        Reflects the audited results of operations of SST IV for the year ended December 31, 2019, which are included in SST IV’s Annual Report on Form 10-K, filed with the SEC on March 20, 2020.

{d}        Represents the incremental self storage revenues had all SST IV properties owned as of September 30, 2020 been acquired at the latter of January 1, 2019 or the date certificate of occupancy was issued by local jurisdictions to development properties, which is the first day of operations for such properties.

{e}        Pursuant to the management contracts and tenant program joint ventures, the revenue earned from the tenant protection plans at the SST IV properties was previously recorded in Managed REIT Platform revenue in the Company’s consolidated statement of operations, but upon the closing of the SST IV Merger is now classified as ancillary operating revenue as the properties at which the revenue is being generated are reflected as wholly owned properties of the Company as of January 1, 2019.

{f}        Represents the tenant program joint ventures revenue described in {e} above, as well as property management and advisory fee income earned pursuant to SmartStop’s previously existing management contracts with SST IV that would not have been earned by the Company had the SST IV Merger occurred January 1, 2019, as the SST IV properties would have been wholly owned by SmartStop and such agreements would have been terminated.

{g}        Represents reimbursable costs paid on behalf of SST IV to the Company pursuant to the SST IV property management and advisory agreements that the Company would not have been reimbursed for had the SST IV Merger occurred January 1, 2019.

{h}        The Company has not reflected in these pro forma adjustments any reduction to general and administrative expenses related to SST IV or SSGT. The Company expects reductions in general and administrative expenses relative to these pro forma financial statements, as upon the closing of the SST IV Merger and SSGT Merger, certain costs related to maintaining the SST IV and SSGT board of directors and other public company costs associated with the operation of SST IV and SSGT were eliminated.

{i}        Represents adjustments to property operating expenses to include the estimated change in the cost of property taxes as compared to the respective properties’ historical amounts under SST IV as a result of expected changes in the properties’ assessed values. Also included in this adjustment are certain costs that have been reclassified into property operating expenses and out of Managed REIT Platform expense, as the expenses relate to the management of the SST IV properties, which the Company was responsible for as the third party property manager. However, had the SST IV Merger occurred January 1, 2019, these costs would be included in property operating expenses.

{j}        Reflects the elimination of property management and asset management fees incurred by SST IV from its property management and advisory agreements with the Company subsequent to the Self Administration Transaction (“SAT”) that was completed on June 28, 2019. Subsequent to the SAT, SST IV would have been consolidated within SmartStop and self-managed, thus eliminating such fees. This pro forma adjustment is also impacted by adjustments to SST IV’s advisory fee for the period prior to the SAT, which would have decreased from an annual fee of 1% to an annual fee of 0.625% had the SST IV Merger occurred on January 1, 2019.

{k}        Represents costs which were incurred by the Company associated with the management or sponsorship of SST IV. Certain of these costs have been reclassified into property operating expenses, as the expenses relate to the management of the SST IV properties, which the Company was responsible for as the third party property manager; however, had the SST IV Merger occurred January 1, 2019, these costs would be included in property operating expenses. The costs incurred and expensed by the Company related to being the sponsor of SST IV and its public offering on a combined company basis would have been capitalized as an offering cost as a reduction to additional paid in capital, had the SST IV Merger occurred January 1, 2019.

{l}        Reflects the additional depreciation and amortization expense for the year ended December 31, 2019 to reflect the increased basis of real estate related assets related to the SST IV Merger, based on the purchase price allocations. Depreciation expense on the purchase price allocated to building is recognized using the straight-line method over a 35 year life and the depreciation for the site improvements is recognized using the straight-line method over a 10-year life. Amortization expense on the purchase price allocated to intangible assets is recognized using the straight-line method over its estimated benefit period.

{m}        Represents the Company’s write-off of the SST IV special limited partnership interest, which per the terms of the SST IV Merger, terminated without consideration, as well as the write-off of the intangible assets related to the SST IV advisory agreement and property management contracts.

{n}        Adjustments reflect the change in interest expense based on the Company’s new financing structure as a result of the SST IV Merger:

Loan	Weighted Average Outstanding Balance	Interest Rate(1)	Interest Expense for the year ended December 31, 2019
KeyBank CMBS Loan	$95,000,000	3.89%	$3,695,500
KeyBank Florida CMBS Loan	52,000,000	4.65%	2,418,000
Midland North Carolina CMBS Loan	47,208,649	5.31%	2,506,779
CMBS Loan	104,000,000	5.00%	5,200,000
SST IV CMBS Loan	40,500,000	3.56%	1,441,800
SST IV TCF Loan	40,782,255	3.75%	1,529,335
Credit Facility Term Loan - USD	150,000,000	4.21%	6,317,531
Credit Facility Term Loan - CAD(2)	93,986,390	3.98%	3,740,541
Credit Facility Revolver - USD	199,000,000	4.26%	8,480,758
Credit Facility Revolver - CAD(2)	1,884,250	4.03%	75,933
Ladera Office Loan	2,098,204	4.29%	90,013
Impact from interest rate derivatives on interest expense			(2,517,816)
Total	$826,459,748		$32,978,374

(1) The interest rate used in calculating interest expense on our variable rate debt is based on the average rates and indices in effect for the year ended December 31, 2019.

(2) The amounts shown above are in USD based on the average foreign exchange rate in effect for the period presented.

A 1/8% increase or decrease in interest rates would result in a change in interest expense of approximately $210,000 for the year ended December 31, 2019.

{o}        Represents the fair market value discount on a fixed rate SST IV loan assumed by the Company in the SST IV Merger amortized over the remaining term of the loan.

{p}        Represents the net decrease in the amortization of debt issuance costs from the SST IV loans paid off, issued, or assumed, as noted above, in the SST IV Merger.

{q}        Represents the net loss on the extinguishment of debt paid off in conjunction with the SST IV Merger.

{r}        Represents the change in related deferred tax liabilities, related to the write-off of the SST IV advisory agreement and property management contracts.

{s}        The net loss attributable to the noncontrolling interests in the Operating Partnership were adjusted based on the additional pro forma losses and additional common stock outstanding resulting from the SST IV Merger.

{t}        This represents the additional common shares of SmartStop issued as consideration in exchange for SST IV’s outstanding common stock, as if these shares were outstanding for the entire year ended December 31, 2019.